Exhibit 99.1

First National Reports Record Earnings for the Quarter and Six Months Ended June 30, 2006

          SPARTANBURG, S.C., July 12 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC)(www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported record earnings of $1.6 million, for the six months ended June 30, 2006, an increase of 33.3% or $400,000 over net income of $1.2 million reported for the same period in 2005.

          Earnings per diluted share for the six months ended June 30, 2006, were $0.39, an increase of 18.2% compared to $0.33 per diluted share for the same period last year.

          Net income for the quarter ended June 30, 2006, increased by 27.3% over the same period in 2005 to $904,000 or $0.22 per diluted share compared to net income of $710,000 or $0.20 per diluted share for the same period last year, an increase of 10.0% in earnings per diluted share.

          Total assets ended the quarter at $385.7 million, an increase of 30.7% over total assets of $295.0 million a year ago, or an increase of $90.7 million.  Loans grew to a total of $316.4 million, an increase of 40.7% over total loans on June 30, 2005, of $224.9 million.  Deposits were $308.9 million as of June 30, 2006, compared to $242.5 million on June 30, 2005, or an increase of 27.4%.

          Jerry L. Calvert, President and CEO, said, “We are pleased that we have exceeded the results that we recorded in 2005.  Our earnings growth has outpaced our asset growth so far this year, as we have leveraged the regulatory capital received from our secondary stock offering and our third offering of trust preferred securities to continue to grow our assets.”

          Mr. Calvert continued, “We are supporting this growth with a strong infrastructure.  We will break ground in July on our new operations center, adjacent to our Spartanburg main office and corporate headquarters, so that we can continue to provide superior customer service in each of our market areas.  We are devoting resources in these markets as part of our expansion strategy, which includes a future branch and market headquarters in Greenville that we expect to open early in 2007.”

          Net interest income for the quarter and six months ended June 30, 2006, increased by 52.3% and 49.9%, respectively, or $1.2 million and $2.2 million, respectively, compared to the same period in 2005 due primarily to the growth in average earning assets.

          The 40.7% increase in the loan portfolio since June 30, 2005, was the main factor behind the growth in earning assets which was funded primarily by an increase of $66.4 million in deposits, or an increase of 27.4% over the same period in 2005.  In addition, $6.3 million in proceeds was received from the secondary stock offering, which closed in December 2005, and $7.0 million in proceeds was received on March 29, 2006, from a pooled trust preferred securities offering.

          Net interest income also increased over 2005 due to the increase in the net interest margin for the quarter and six months ended June 30, 2006, of 32 and 25 basis points, respectively.  The net interest margin improved from 3.58% to 3.90% and from 3.54% to 3.79% for the quarter and six months ended June 30, 2006, respectively.

          The expansion in the net interest margin has occurred primarily due to the increase in loans as a percentage of earning assets and the impact of the increases in the prime rate on earning assets and funding sources.  The balance sheet has been positioned to allow increases in earnings as a result of further increases in the prime rate while controlling interest rate risk in a falling rate environment.

          First National Bancshares, Inc. is a $385 million-asset bank holding company based in Spartanburg, South Carolina.  Its stock is traded on the NASDAQ Global Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South. First National’s stock price closed at $18.45 per share on July 11, 2006.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates four full-service offices, three in Spartanburg County, operating as First National Bank of Spartanburg, and one in Mount Pleasant, as well as loan production offices in Columbia, Daniel Island and Greenville, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its fifth full-service branch and Greenville market headquarters at 3401 Pelham Road in Greenville, South Carolina.

          The Greenville loan production office also houses the small business lending division. This division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at http://firstnational-online.mediaroom.com.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.

	For the Quarter Ended June 30,

Income Statement Data (unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005	Increase/ (Decrease)

Net interest income	$3,485	$2,288	52.3%
Provision for loan losses	354	161	119.9%
Noninterest income	410	455	(9.9)%
Noninterest expense	2,121	1,495	41.9%
Income tax expense	516	377	36.9%
Net income	$904	$710	27.3%
Net interest margin(1)	3.90%	3.58%	8.9%
Return on average assets(1)	0.98%	1.06%	(7.5	) %
Return on average equity(1)	15.55%	19.28%	(19.3	) %
Efficiency ratio(1)	54.45%	54.50%	(0.1	) %
Net charge-offs to average total loans(1)	0.08%	0.02%	300.0%
Earnings per diluted share(3)	$0.22	$0.20	10.0%
Weighted average shares outstanding
Basic(3)	3,350,541	2,867,571	16.8%
Diluted(3)	4,121,950	3,612,432	14.1%

	For the Six Months Ended June 30,

Income Statement Data (unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005	Increase/ (Decrease)

Net interest income	$6,490	$4,330	49.9%
Provision for loan losses	698	432	61.6%
Noninterest income	927	813	14.0%
Noninterest expense	4,247	2,905	46.2%
Income tax expense	871	614	41.9%
Net income	$1,601	$1,192	34.3%
Net interest margin(2)	3.79%	3.54%	7.1%
Return on average assets(2)	0.90%	0.93%	(3.2	) %
Return on average equity(2)	13.94%	16.40%	(15.0	) %
Efficiency ratio(2)	57.26%	56.48%	1.4%
Net charge-offs to average total loans(2)	0.08%	0.01%	700.0%
Earnings per diluted share(3)	$0.39	$0.33	18.2%
Weighted average shares outstanding
Basic(3)	3,340,083	2,867,048	16.5%
Diluted(3)	4,111,491	3,611,522	13.8%

	As of June 30,

Selected Balance Sheet Data (unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005	Increase/ (Decrease)

Assets	$385,687	$294,980	30.8%
Loans, net of unearned income	316,390	224,896	40.7%
Allowance for loan losses	3,306	2,641	25.2%
Deposits	308,921	242,490	27.4%
Shareholders’ equity	23,229	15,059	54.3%
Loans to assets	82.0%	76.2%	7.6%
Book value per share(3)	$6.93	$5.25	32.0%

(1)	Annualized for the three month periods.
(2)	Annualized for the six month periods.
(3)

Amounts for the quarter and for the six months ended or as of June 30, 2005 have been restated for the 3 for 2 stock split distributed on January 18, 2006 and for the 6% stock dividend distributed on May 16, 2006.

SOURCE  First National Bancshares, Inc.
          -0-                                                  07/12/2006
          /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or Cell, +1-864-590-8858/
          /First Call Analyst: /
          /FCMN Contact: /
          /Web site:  http://www.firstnational-online.com
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          (FNSC)